UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 28, 2008

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02 Termination of a Material Definitive Agreement

On August 28, 2008, Altairnano, Inc. (the “Company”), a second-tier wholly owned subsidiary of Altair Nanotechnologies Inc., and Elanco Animal Health, a division of Eli Lilly and Company (“Elanco”), terminated the Development Services Agreement entered into by them in September 2007 (the “Agreement”) and related license agreements.  Pursuant to the Agreement, the Company agreed to work with Elanco to develop a manufacturing process related to a test-stage active pharmaceutical ingredient (the “API”), which process was primarily funded by Elanco.  Pursuant to related agreement,  which has also been terminated, the Company had granted Elanco the exclusive right to develop and market the API.  Through July 15, 2008, the Company had billed $1,427,304 under the Agreement.

The API and the Company’s manufacturing process for the API are in an early stage of development.  As previously announced, test results related to the effectiveness of the API and the Company’s manufacturing process have been positive.  Nevertheless, Elanco notified the Company that its funding for projects like the development of the API had been substantially curtailed and that it was going to cease funding the development process under the Agreement.  The Company and Elanco considered possible alternative relationships and ventures related to the API but could not come to mutual agreement and, accordingly, terminated the relationship upon amicable terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: August 29, 2008	By:	/s/ John Fallini
John Fallini, Chief Financial Officer